Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 28, 2025, with respect to the consolidated financial statements and the related notes and the financial statement schedule of Angi Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Angi Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 20, 2025